Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES REPORTS
FURTHER GROWTH IN REVENUE AND EARNINGS
FOR THE SECOND QUARTER OF 2006
Operating Income Increased 17% To Mark The 22nd Consecutive Year-Over-Year Gain
Net Income Increased 15% On 12% Increase in Revenue
San Francisco, CA, July 27, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced improved financial results for the second quarter of 2006, highlighted by a 12% increase in revenue, a 17% increase in operating income (marking the 22nd consecutive quarter of year-over-year increases in this key measure of performance), and a 15% increase in net income compared to the second quarter of 2005.
“This stellar operating performance validates our strategy to deliver sustained growth and build value for our shareholders,” said Ernest A. Bates, M.D., Chairman and Chief Executive Officer. “Our portfolio of radiosurgical assets continues to perform well for the company, and gives us a solid base to extend our record of accomplishment into the future. We are particularly pleased that results at our newest Gamma Knife centers exceeded our expectations for the quarter.
“We are working hard to develop additional contracts for our current-generation radiation therapy equipment offerings, as well as our proprietary Operating Room for the 21st Century® concept. We also have moved boldly to benefit from next-generation technology. Our recently announced equity investment in Still River Systems positions us to complement our traditional sources of growth with what we believe will be the next major advance in radiation oncology — proton beam radiation therapy (PBRT). We also acquired an option to purchase two Clinatron-250™ PBRT systems from Still River Systems for anticipated delivery in 2008.
“During the second quarter we raised our sights even further with our breakthrough agreement with Tufts-New England Medical Center to provide state-of-the-art equipment as part of a complete radiation therapy department upgrade. Taking advantage of AMS’ creative financing solutions, we have dramatically expanded our growth opportunity by standing ready to provide treatment simulation and planning equipment and software as well as the latest technology solutions for radiation oncology delivery. We are excited by the opportunities we have created for AMS through our commitment to leadership in this exciting industry.”
Second Quarter Results
For the three months ended June 30, 2006, revenue increased 12% to $5,309,000 from $4,730,000 for the same period a year earlier. Operating income increased 17% to $996,000 from $854,000 a year earlier, and pre-tax income increased 18% compared to the second quarter of 2005.
Net income for second quarter of 2006 increased 15% to $448,000, or $0.09 per diluted share. This compares to net income for second quarter 2005 of $391,000, or $0.08 per diluted share. The effective income tax rate for this year’s second quarter increased to 39% from 37% for the second quarter of 2005.
At June 30, 2006, AMS reported working capital of $1,984,000, cash, cash equivalents and short-term securities of $7,318,000, and long-term securities of $2,962,000, which included its investment in Still River Systems. At December 31, 2005, working capital was $2,423,000, cash, cash equivalents and short-term securities were $5,835,000, and long-term securities were $2,797,000. Shareholders’ equity increased to $18,747,000 compared to $18,320,000 at December 31, 2005.

Six Months Results
For the six months ended June 30, 2006, revenue increased 13% to $10,354,000 from $9,179,000 for last year’s first half. Operating income rose 15% to $1,942,000 compared to $1,690,000, and net income advanced 12% to $884,000, or $0.18 per diluted share, from $786,000, or $0.15 per diluted share, for the first six months of 2005.
Earnings Conference Call
American Shared has scheduled a conference call at 4:00 p.m. EDT (1:00 p.m. PDT) today. To participate in the live call, dial 800-471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com. A replay will be available for 30 days at these same internet addresses, or by calling 888-843-8996, pass code 15269770.
About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century concept. Through its equity investment in Still River Systems, AMS also plans to complement these services with the Clinatron-250™ proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business, the risks of developing its IMRT and The Operating Room for the 21st Century® programs, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Form 10-Q for the three months ended March 31, 2006, and the definitive Proxy Statement for the Annual Meeting of Shareholders on June 28, 2006.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE
Second Quarter 2006 Financial Results
July 27, 2006

Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$5,309,000	$4,730,000	$10,354,000	$9,179,000
Costs of revenue	2,675,000	2,432,000	5,297,000	4,589,000

Gross margin	2,634,000	2,298,000	5,057,000	4,590,000
Selling & administrative expense	1,078,000	933,000	1,992,000	1,854,000
Interest expense	560,000	511,000	1,123,000	1,046,000

Operating income	996,000	854,000	1,942,000	1,690,000
Interest & other income	87,000	57,000	177,000	100,000
Minority interest expense	(349,000)	(287,000)	(665,000)	(561,000)

Income before income taxes	734,000	624,000	1,454,000	1,229,000
Income tax expense	286,000	233,000	570,000	443,000

Net income	$448,000	$391,000	$884,000	$786,000

Earnings per common share:
Basic	$0.09	$0.08	$0.18	$0.16

Assuming dilution	$0.09	$0.08	$0.18	$0.15

	Balance Sheet Data

	6/30/2006	6/30/2005

Cash and cash equivalents	$2,143,000	$7,509,000
Securities-current maturities	$5,175,000	$1,258,000
Current assets	$13,182,000	$12,579,000
Securities-long term	$2,962,000	$0
Total assets	$51,281,000	$48,315,000

Current liabilities	$11,198,000	$8,704,000
Shareholders’ equity	$18,747,000	$18,016,000